Exhibit 10.1

STOCK PURCHASE AGREEMENT

This Share Exchange Agreement ("Agreement"), is made and entered into as of the 30th day of April 2009 by and among RINEON GROUP INC. (formerly, Jupiter Resources, Inc.), a corporation organized under the laws of the State of Nevada (“Rineon”); NATPROV HOLDINGS, INC., a British Virgin Islands corporation ("NatProv"); and DARCY GEORGE RONEY (“Roney” or the “Rineon Principal Stockholder”). Rineon, NatProv, and the Rineon Principal Stockholder hereinafter sometimes individually referred to as a “Party” and collectively referred to as the “Parties.”

RECITALS:

A.           Rineon desires to purchase from NatProv all of the shares of capital stock of AMALPHIS GROUP INC., a British Virgin Island corporation (“Amalphis”) that are owned of record and beneficially by NatProv.

B.           NatProv is the record and beneficial owner of 1,985,834 shares of common stock of Amalphis (the “Subject Shares”), representing 81.5% of the 2,437,500 issued and outstanding shares of common stock of Amalphis, $0.001 par value per share (the “Amalphis Outstanding Shares”).

C.           NatProv is willing to sell the Subject Shares to Rineon, all upon the terms and subject to the conditions hereinafter set forth.

D.           The board of directors of each of Rineon and NatProv and the Rineon Principal Stockholder each deem it to be in the best interests of Rineon and NatProv and their respective shareholders to consummate the sale and purchase of the Subject Shares, as a result of which Rineon shall acquire 81.5% of all of the issued and outstanding Amalphis Outstanding Shares and NatProv shall receive the Purchase Price (as hereinafter defined).

NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, the parties hereto agree as follows:

DEFINITIONS

  As used in this Agreement, the following terms shall have the meanings set forth below:

“Applicable Law” means any domestic or foreign law, statute, regulation, rule, policy, guideline or ordinance applicable to the businesses of the Parties, the Share Exchange and/or the Parties.

 “Affiliate” means any one or more Person controlling, controlled by or under common control with any other Person or their affiliate.

“Amalphis” means Amalphis Group Inc., a British Virgin Island corporation.

“Amalphis Common Stock” means the 100,000,000 shares of common stock, $0.001 par value per share, of Amalphis that are authorized for issuance pursuant to its certificate of incorporation.

“Amalphis Outstanding Shares” means the 2,437,500 shares of Amalphis Common Stock that are issued and outstanding as at the date of this Agreement and as at the Closing Date.

“Amalphis Group” shall have the meaning set forth in Section 2.3 of this Agreement.

 “Business Day” shall mean any day, excluding Saturday, Sunday and any other day on which national banks located in New York, New York shall be closed for business.

“Certificate of Designations” shall mean the certificate of designations of the relative rights, privileges and preferences of the 36,000 shares of Series A Preferred Stock in the form of Exhibit A annexed hereto and made a part hereof.

“Closing Date” shall mean the date upon which the purchase and sale of the Subject Shares shall be consummated.

“Dollar” and “$” means lawful money of the United States of America.

 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

 “Financial Statements” shall have the meaning as is defined in Section 2.4 of this Agreement.

“GAAP” means generally accepted accounting principles in the United States of America as promulgated by the American Institute of Certified Public Accountants and the Financial Accounting Standards Board or any successor Institutes concerning the treatment of any accounting matter.

“Intigy” means Intigy Absolute Return, Ltd., a British Virgin Islands corporation.

“Intigy Purchase Agreement” mean the preferred stock purchase agreement, dated as of April 30, 2009, between Rineon and Intigy, in the form of Exhibit B annexed hereto and made a part hereof.

“Knowledge” means the knowledge after reasonable inquiry.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset.

“Material Adverse Effect” with respect to any entity or group of entities means any event, change or effect that has or would have a materially adverse effect on the financial condition, business or results of operations of such entity or group of entities, taken as a consolidated whole.

“NatProv” means NatProv Holdings Inc., a British Virgin Islands corporation.

 “National Securities Exchange” means the collective reference to the New York Stock Exchange, the NYSE Alternext Exchange, the Nasdaq Stock Exchange, the FINRA OTC Bulletin Board or any other recognized national securities exchange in the United States.

 “Person” means any individual, corporation, partnership, trust or unincorporated organization or a government or any agency or political subdivision thereof.

“Purchase Price” shall mean Thirty Six Million United States Dollars (U.S. $36,000,000).

“Rineon Common Stock” shall mean the 75,000,000 shares of common stock of Rineon, $0.001 par value per share, that are authorized for issuance pursuant to the certificate of incorporation of Rineon.

“Rineon Preferred Stock” means the 10,000,000 shares of preferred stock of Rineon, $0.001 par value per share, that are authorized for issuance pursuant to the certificate of incorporation of Rineon, and containing such rights, privileges and designations as the board of directors of Rineon may, from time to time determine.

 “Rineon Reincorporation Documents”  shall mean the documents annexed hereto as Exhibit C and made a part hereof which are required to reincorporate and redomicile Rineon as a corporation organized under the laws of the British Virgin Islands under the name RINEON GROUP, INC.

 “Sale of Control”  means the sale or transfer of all or substantially all of the shares of capital stock or assets of Rineon and its consolidated Subsidiaries, whether through merger, consolidation, asset sale, tender offer or like combination or consolidation, to any Person who is not an Affiliate of Rineon immediately prior to such Sale of Control.

 “Series A Preferred Stock” shall mean the 36,000 shares of Series A convertible preferred stock of Rineon, $1,000 stated value per share, authorized for issuance pursuant to the Certificate of Designation.

“Stock Redemption Agreement” shall have the meaning as defined in the Intigy Purchase Agreement.

“Subject Shares” shall mean an aggregate of 1,985,834 of the Amalphis Outstanding Shares that are owned of record and beneficially by NatProv as at the date hereof and as at the Closing Date.

“Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

 “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means:

(i) any income, alternative or add-on minimum tax, gross receipts tax, sales tax, use tax, ad valorem tax, transfer tax, franchise tax, profits tax, license tax, withholding tax, payroll tax, employment tax, excise tax, severance tax, stamp tax, occupation tax, property tax, environmental or windfall profit tax, custom, duty or other tax, impost, levy, governmental fee or other like assessment or charge of any kind whatsoever together with any interest or any penalty, addition to tax or additional amount imposed with respect thereto by any governmental or Tax authority responsible for the imposition of any such tax (domestic or foreign), and

(ii) any liability for the payment of any amounts of the type described in clause (i) above as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period, and

(iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) above as a result of any express or implied obligation to indemnify any other person.

“Tax Return” means any return, declaration, form, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Trading Days” means any day on which the New York Stock Exchange or other National Securities Exchange on which Rineon Common Stock trades is open for trading.

“VWAP” means the volume weighted average price per share of Rineon Common Stock as reported by Bloomberg Reporting Service or other recognized stock market price reporting service.

SECTION 1.                                 PURCHASE AND SALE OF THE SUBJECT SHARES

1.1           Sale of the Subject Shares.

(a)           On the Closing Date and subject to and upon the terms and conditions of this Agreement, NatProv shall sell, assign, transfer and exchange (collectively, “Transfer”) to Rineon all, and not less than all, of the Subject Shares, consisting of 1,985,834 of the Amalphis Outstanding Shares that are owned of record and beneficially by NatProv, and representing 81.5% of the Amalphis Outstanding Shares at the Closing Date.

(b)           On the Closing Date, NatProv shall deliver to Rineon one or more stock certificates evidencing the Subject Shares, duly endorsed in blank (the “Subject Shares Certificates”).

1.2           Payment of Purchase Price.  On the Closing Date, against delivery of the Subject Shares Certificates, Rineon shall pay to NatProv the $36,000,000 Purchase Price.  Such Purchase Price shall be paid by wire transfer of immediately available funds to a bank account designated by NatProv prior to the Closing Date.

1.3           Closing.

The closing of the sale and purchase of the Subject Shares (the “Closing”) will take place immediately following the consummation of the sale of the Series A Preferred Stock to Intigy under the Intigy Purchase Agreement, at the offices of Hodgson Russ LLP, at its office in New York, New York, within five (5) Business Days following the delivery of satisfaction or waiver of the conditions precedent set forth in Section 4 or at such other date as Rineon and NatProv shall agree (the “Closing Date”), but in no event shall the Closing Date occur later than May 14, 2009, unless such date shall be extended by mutual agreement of Rineon and NatProv.

SECTION 2. REPRESENTATIONS AND WARRANTIES OF NATPROV.

NatProv hereby represents and warrants to Rineon as follows:

2.1           Organization and Good Standing: Ownership of Shares.  NatProv is a corporation duly organized and validly existing under the laws of the British Virgin Islands.  There are no outstanding subscriptions, rights, options, warrants or other agreements obligating NatProv to issue, sell or transfer any stock or other securities of NatProv.

2.2           Authority and Ownership of Subject Shares.

(a)           NatProv has the corporate power to enter into this Agreement and to perform its obligations hereunder.  The execution and delivery of this Agreement and the consummation of the transaction contemplated hereby have been duly authorized by the Board of Directors of NatProv.  The execution and performance of this Agreement will not constitute a material breach of any agreement, indenture, mortgage, license or other instrument or document to which NatProv is a party and will not violate any judgment, decree, order, writ, rule, statute, or regulation applicable to NatProv or its properties.  The execution and performance of this Agreement will not violate or conflict with any provision of the Articles of Incorporation or by-laws of NatProv.

(b)           As at the date of this Agreement and the Closing Date, NatProv is the record and beneficial owner of all, and not less than all, of the Subject Shares. The Subject Shares are owned of record and beneficially by NatProv free and clear of all rights, claims, liens and encumbrances, and have not been sold, pledged, assigned or otherwise transferred except pursuant to this Agreement.

2.3           Capitalization.

As at the date of this Agreement, and as at the Closing Date:

(a)           NatProv is the owner of 1,985,834 Subject Shares of Amalphis, representing 81.5% of the Amalphis Outstanding Shares;

(b)           Amalphis owns 100% of the issued and outstanding share capital of Allied Provident Insurance, Inc., an exempt insurance company organized under the laws of Barbados (“Allied Provident”);

(c)           Allied Provident, owns 66.7% of the issued and outstanding capital stock of First Florida Holdings, Inc., an inactive Florida corporation (“FFH”).

Amalphis, Allied Provident and FFH are hereinafter sometimes collectively referred to as the “Amalphis Group.”

2.4           Financial Statements, Books and Records.

(a)           Schedule 2.4(a) consists of the audited consolidated financial statements (balance sheet, income statement, statements of cash flows and shareholder equity and notes thereto) of Amalphis and Allied Provident as of December 31, 2007 and December 31, 2008 and for the two (2) fiscal years then ended (the “Amalphis Annual Financial Statements”).

(b)           The Amalphis Financial Statements fairly represent the financial position of the Amalphis Group as at such dates and the results of their operations for the periods then ended.  The Financial Statements were prepared in accordance with generally accepted accounting principles applied on a consistent basis with prior periods except as otherwise stated therein. The books of account and other financial records of the Amalphis Group are in all respects complete and correct in all material respects and are maintained in accordance with good business and accounting practices.

(e)           The Amalphis Annual Financial Statements were audited in accordance with generally accepted accounting principles and Regulation S-X, as promulgated under the Securities Act of 1933, as amended.

(f)           In addition to the Amalphis Annual Financial Statements, the auditors engaged pursuant to Section 2.4(e) above shall review, and assist Amalphis in the preparation of, an unaudited consolidated balance sheet and statement of income of the Amalphis Group as may be required for the comparative fiscal quarters ended March 31, 2009 and March 31, 2008 (collectively, the “Additional Financial Statements”).

2.5           Access to Records.  The corporate financial records, minute books and other documents and records of the Amalphis Group have been made available to Rineon prior to the Closing hereof.

2.6           No Material Adverse Changes.  Except as otherwise described on Schedule 2.6 hereto, since December 31, 2008 there has not been:

(a)
any material adverse change in the financial position of the Amalphis Group, except changes arising in the ordinary course of business, which changes will in no event materially and adversely affect the financial position of the Amalphis Group;

(b)	any damage, destruction or loss materially affecting the assets, prospective business, operations or condition (financial or otherwise) of the Amalphis Group whether or not covered by insurance;

(c)	any declaration, setting aside or payment of any dividend or distribution with respect to any redemption or repurchase of the Amalphis Group capital stock;

(d)	any sale of an asset (other than in the ordinary course of business) or any mortgage or pledge by the Amalphis Group of any properties or assets, other than as set forth in Section 2.13 below; or

(e)	adoption of any pension, profit sharing, retirement, stock bonus, stock option or similar plan or arrangement.

2.7 Taxes.  The Amalphis Group as of December 31, 2008, has filed all material tax, governmental and/or related forms and reports (or extensions thereof) due or required to be filed and has (or will have) paid or made adequate provisions for all taxes or assessments which had become due as of December 31, 2005, and there are no deficiency notices outstanding.

2.8 Compliance with Laws.  Except as set forth on Schedule 2.8,  the Amalphis Group has complied with all federal, state, county and local laws, ordinances, regulations, inspections, orders, judgments, injunctions, awards or decrees applicable to it or its business which, if not complied with, would materially and adversely affect the business of  the Amalphis Group.

2.9           No Breach.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not:

(a)  violate any provision of the Articles of Incorporation or By-Laws of  the Amalphis Group;

(b)  violate, conflict with or result in the breach of any of the terms of, result in a material modification of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time, or both constitute) a default under any contract or other agreement to which the Amalphis Group is a party or by or to which it or any of its assets or properties may be bound or subject;

(c)  violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon,  the Amalphis Group or upon the properties or business of  the Amalphis Group; or

(d)           violate any statute, law or regulation of any jurisdiction applicable to the transactions contemplated herein which could have a materially adverse effect on the business or operations of the Amalphis Group.

2.10           Actions and Proceedings.   The Amalphis Group is not a party to any material pending litigation or, to its knowledge, any governmental investigation or proceeding not reflected in the Amalphis Group Financial Statements, and to its best knowledge, no material litigation, claims, assessments or Non-governmental proceedings are threatened against the Amalphis Group except as set forth on Schedule 2.10 attached hereto and made a part hereof.

2.11           Agreements.  Schedule 2.11 sets forth any material contract or arrangement to which the Amalphis Group is a party or by or to which it or its assets, properties or business are bound or subject, whether written or oral.

2.12           Brokers or Finders.  No broker's or finder's fee will be payable by the Amalphis Group in connection with the transactions contemplated by this Agreement, nor will any such fee be incurred as a result of any actions by the Amalphis Group or NatProv.

2.13           Real Estate.  Except as set forth on Schedule 2.13, the Amalphis Group owns no real property nor is a party to any leasehold agreement.

2.14           Tangible Assets.  Except as set forth on Schedule 2.14 hereto,  the Amalphis Group has full title and interest in all machinery, equipment, furniture, leasehold improvements, fixtures, projects, owned or leased by  the Amalphis Group, any related capitalized items or other tangible property material to the business of the Amalphis Group (the "Tangible Assets").   the Amalphis Group holds all rights, title and interest in all the Tangible Assets owned by it on the Balance Sheet or acquired by it after the date on the Balance Sheet free and clear of all liens, pledges, mortgages, security interests, conditional sales contracts or any other encumbrances.  All of the Tangible Assets are in good operating condition and repair and are usable in the ordinary course of business of  the Amalphis Group and conform to all applicable laws, ordinances and government orders, rules and regulations relating to their construction and operation, except as set forth on Schedule 2.14 hereto.

2.15           Liabilities.   The Amalphis Group did not have any direct or indirect indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, known or unknown, fixed or unfixed, liquidated or unliquidated, secured or unsecured, accrued or absolute, contingent or otherwise, including, without limitation, any liability on account of taxes, any governmental charge or lawsuit (all of the foregoing collectively defined to as "Liabilities"), which are not fully, fairly and adequately reflected on the Financial Statement except for a specific Liabilities set forth in the Unaudited Financial Statements or on Schedule 2.15 attached hereto and made a part hereof.  As of the date of Closing, the Amalphis Group will not have any Liabilities, other than Liabilities fully and adequately reflected on the Financial Statements except for Liabilities incurred in the ordinary course of business and as set forth in Schedule 2.15.  There is no circumstance, condition, event or arrangement which may hereafter give rise to any Liabilities not in the ordinary course of business.

2.16           Operations of  the Amalphis Group.  From December 31, 2008 through the Closing Date, the Amalphis Group has not and will not have:

(a)           declared or paid any dividend or declared or made any distribution of any kind to any shareholder, or made any direct or indirect redemption, retirement, purchase or other acquisition of any shares in its capital stock;

(b)           except in the ordinary course of business, incurred or assumed any indebtedness or liability (whether or not currently due and payable);

(c)           disposed of any assets of  the Amalphis Group except in the ordinary course of business, except as described in Schedule 2.16;

(d)           materially increased the annual level of compensation of any executive employee of the Amalphis Group;

(e)           increased, terminated, amended or otherwise modified any plan for the benefit of employees of the Amalphis Group; or

(f)           issued any equity securities or rights to acquire such equity securities.

2.17           Full Disclosure.  No representation or warranty by NatProv in this Agreement or in any document or schedule to be delivered by them pursuant hereto, and no written statement, certificate or instrument furnished or to be furnished by NatProv pursuant hereto or in connection with the negotiation, execution or performance of this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any fact necessary to make any statement herein or therein not materially misleading or necessary to a complete and correct presentation of all material aspects of the business of NatProv.

SECTION 3.  REPRESENTATIONS AND WARRANTIES OF RINEON GROUP, INC.

Rineon hereby represents and warrants to NatProv as follows:

3.1           Organization and Good Standing.  Rineon is a corporation duly organized, validly existing and in good standing under the laws of State of Nevada.  Rineon has the corporate power to own its own property and to carry on its business as now being conducted and is duly qualified to do business in any jurisdiction where so required except where the failure to so qualify would have no material negative impact.

3.2           Authority.  The Rineon Principal Stockholder has approved the execution delivery and performance of this Agreement by Rineon.  The Rineon Principal Stockholder individually has the power and authority, and Rineon has the corporate power to enter into this Agreement and to perform its obligations hereunder, including payment of the Purchase Price.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors and stockholders of Rineon as required by British Virgin Islands and Nevada law.  The execution and performance of this Agreement will not constitute a material breach of any agreement, indenture, mortgage, license or other instrument or document to which Rineon is a party and will not violate any judgment, decree, order, writ, rule, statute, or regulation applicable to Rineon or its properties.  The execution and performance of this Agreement will not violate or conflict with any provision of the respective Certificate of Incorporation or by-laws of Rineon.

3.3           Rineon Capitalization.  As of the date of this Agreement, Rineon is authorized to issue (a) 75,000,000 shares of Rineon Common Stock, $0.001 par value per share, and (b) 10,000,000 shares of Rineon Preferred Stock. An aggregate of 7,000,000 shares of Rineon Common Stock and no shares of Rineon Preferred Stock are issued and outstanding.  Except as contemplated by this Agreement, no shares of Rineon Common Stock or Rineon Preferred Stock are reserved for issuance pursuant to any agreement, convertible securities, options or warrants.   The record and beneficial owners of the 7,000,000 issued and outstanding shares of Rineon Common Stock as at April 15, 2009 are set forth on Schedule 3.3 of this Agreement.

3.4           Rineon 2008 Balance Sheet; Assets and Liabilities.

(a)           The Form 10KSB/A of Rineon for the fiscal year ended May 31, 2008 includes the audited balance sheet, statement of operations and statement of cash flows of Rineon as at May 31, 2008 and for the fiscal year then ended (the “Rineon 2008 Audited Financial Statements”).  The Form 10QSB/A of Rineon for the quarters ended August 31, 2008, November 30, 2008 and February 28, 2009, includes the unaudited balance sheet, statement of operations and statement of cash flows of Rineon as at August 31, 2008, November 30, 2008 and February 28, 2009 and for the respective three, six and nine months then ended (the “Rineon Unaudited Financial Statements”).  Except as set forth on the Rineon Balance Sheet as at February 28, 2009 or otherwise disclosed on Schedule 3.4, as at February 28, 2009 and for all periods subsequent thereto, Rineon has no other assets and has incurred no other liabilities, debts or obligations, whether fixed, contingent or otherwise required to be set forth on a balance sheet prepared in accordance with GAAP.  The books of account and other financial records of Rineon are in all respects complete and correct in all material respects and are maintained in accordance with good business and accounting practices.

(b)           Rineon has no operating assets or liabilities, and has not conducted any trade or business activities whatsoever, other than as set forth on Schedule 3.4 annexed hereto.

3.5           No Material Adverse Changes.  Since February 28, 2009:

(a)           there has not been any material adverse change in the financial position of Rineon except changes arising in the ordinary course of business, which changes will in no event materially and adversely affect the financial position of Rineon, and will be consistent with the representations made by Rineon hereunder.

(b)           there has not been any damage, destruction or loss materially affecting the assets, prospective business, operations or condition (financial or otherwise) of Rineon whether or not covered by insurance;

(c)           there has not been any declaration setting aside or payment of any dividend or distribution with respect to any redemption or repurchase of Rineon capital stock;

(d)           there has not been any sale of an asset (other than in the ordinary course of business) or any mortgage pledge by Rineon of any properties or assets; or

(e)           there has not been adoption or modification of any pension, profit sharing, retirement, stock bonus, stock option or similar plan or arrangement.

(f)           there has not been any loan or advance to any shareholder, officer, director, employee, consultant, agent or other representative or made any other loan or advance otherwise than in the ordinary course of business;

(g)           there has not been any increase in the annual level of compensation of any executive employee of Rineon;

(h)           except in the ordinary course of business, Rineon has not entered into or modified any contract, agreement or transaction; and

(i)           Rineon has not issued any equity securities or rights to acquire equity securities.

3.6           Taxes.  Rineon has timely filed all material tax, governmental and/or related forms and reports (or extensions thereof) due or required to be filed and has paid or made adequate provisions for all taxes or assessments which have become due as of the Closing Date, and there are no deficiencies outstanding.

3.7           Compliance with Laws.  Rineon has complied with all federal, state, county and local laws, ordinances, regulations, inspections, orders, judgments, injunctions, awards or decrees applicable to it or its business, which, if not complied with, would materially and adversely affect the business of Rineon or the trading market for the Rineon Shares and specifically, and Rineon has complied with provisions for registration under the Securities Act of 1933 and all applicable blue sky laws in connection with its public stock offering and there are no outstanding, pending or threatened stop orders or other actions or investigations relating thereto.

3.8           Actions and Proceedings.  Rineon is not a party to any material pending litigation or, to its knowledge, any governmental proceedings are threatened against Rineon.

3.9           Periodic Reports.  Rineon is current in the filing of all forms or reports with the Securities and Exchange Commission (“SEC”), and has been a reporting company under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  All such reports and statements filed by Rineon with the SEC (collectively, “SEC Reports”) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstance under which they were made, not misleading.

3.10           Disclosure.  Rineon has (and at the Closing it will have) disclosed in writing to NatProv all events, conditions and facts materially affecting the business, financial conditions or results of operation of Rineon all of which have been set forth herein.  Rineon has not now and will not have, at the Closing, withheld disclosure of any such events, conditions, and facts which they have knowledge of or have reasonable grounds to know may exist.

3.11           Access to Records.  Any corporate financial records, minute books, and other documents and records that Rineon has have been made available to NatProv prior to the Closing hereof.

3.12           No Breach.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not:

(a)           violate any provision of the Articles of Incorporation or By-Laws of Rineon;

(b)           violate, conflict with or result in the breach of any of the terms of, result in a material modification of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any contract or other agreement to which Rineon is a party or by or to which it or any of its assets or properties may be bound or subject;

(c)           violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, Rineon or upon the securities, properties or business to Rineon; or

(d)           violate any statute, law or regulation of any jurisdiction applicable to the transactions contemplated herein.

3.14           Brokers or Finders.  No broker's or finder's fee will be payable by Rineon in connection with the transactions contemplated by this Agreement, nor will any such fee be incurred as a result of any actions of Rineon.

3.15           Intigy Purchase Agreement.  Rineon and Intigy have duly executed and delivered the Intigy Purchase Agreement, pursuant to which immediately prior to the Closing Date under this Agreement, Rineon shall sell, and Intigy shall purchase, for $36,000,000 all of the 36,000 shares of Series A Preferred Stock authorized pursuant to the Certificate of Designations.

3.16           Authority to Execute and Perform Agreements.  Rineon has the full legal right and power and all authority and approval required to enter into, execute and deliver this Agreement and to perform fully its obligations hereunder.  This Agreement has been duly executed and delivered and is the valid and binding obligation of Rineon enforceable in accordance with its terms, except as may be limited by bankruptcy, moratorium, insolvency or other similar laws generally affecting the enforcement of creditors' rights.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and the performance by Rineon of this Agreement, in accordance with its respective terms and conditions will not:

(a)           require the approval or consent of any governmental or regulatory body or the approval or consent of any other person;

(b)           conflict with or result in any breach or violation of any of the terms and conditions of, or constitute (or with any notice or lapse of time or both would constitute) a default under, any order, judgment or decree applicable to Rineon, or any instrument, contract or other agreement to which Rineon is a party or by or to which Rineon is bound or subject; or

(c)           result in the creation of any lien or other encumbrance on the assets or properties of Rineon.

3.17           Change of Corporate Name.  Pursuant to an amendment to its certificate of incorporation filed with the Secretary of State of the State of Nevada on April 30, 2009, Jupiter Resources, Inc. changed its corporate name to Rineon Group Inc.

3.18           Full Disclosure.  No representation or warranty by Rineon in this Agreement or in any document or schedule to be delivered by them pursuant hereto, and no written statement, certificate or instrument furnished or to be furnished by Rineon pursuant hereto or in connection with the negotiation, execution or performance of this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any fact necessary to make any statement herein or therein not materially misleading or necessary to complete and correct presentation of all material aspects of the business of Rineon.

SECTION 4.  CONDITIONS PRECEDENT

4.1           Conditions Precedent to the Obligations of NatProv.   All obligations of NatProv under this Agreement are subject to the fulfillment, prior to or as of the Closing Date, as indicated below, of each of the following conditions; any one of which may be waived at Closing by NatProv:

(a)           The representations and warranties by or on behalf of Rineon contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof shall be true in all material respects at and as of Closing Date as though such representations and warranties were made at and as of such time.

(b)           Rineon shall have performed and complied in all material respects, with all covenants, agreements, and conditions set forth in, and shall have executed and delivered all documents required by this Agreement to be performed or complied with or executed and delivered by it prior to or at the Closing.

(c)           On the Closing Date, an executive officer of Rineon shall have delivered to NatProv a certificate, duly executed by such Person and certifying, that to the best of such Person’s knowledge and belief, the representations and warranties of Rineon set forth in this Agreement are true and correct in all material respects.

(d)           On or before the Closing, the transactions contemplated by the Intigy Purchase Agreement shall have been consummated and the Certificate of Designation shall have been duly filed with the appropriate recording authorities in State of Nevada and in the British Virgin Islands.

(e)           At the Closing (i) all Rineon Reincorporation Documents and other certificates and instruments necessary to redomicile and reincorporate Rineon under the laws of the British Virgin Islands under the name “Rineon Group, Inc.” shall have been completed and duly executed by all necessary Persons, and approved by British Virgin Islands counsel to Rineon, and (ii) all required pre-approvals, if any, of any governmental authority or agency of the British Virgin Islands to consummate the foregoing shall have been obtained.

(f)           On or immediately after the Closing, Rineon shall be redomiciled and reincorporated under the laws of the British Virgin Islands.

(g)           At the Closing, all instruments and documents delivered to NatProv pursuant to provisions hereof shall be reasonably satisfactory to legal counsel for NatProv.

(h)           At the Closing, NatProv and Intigy shall have received an opinion of Anslow & Jaclin LLP dated as of the Closing to the effect that:

(i)           Rineon is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada;

(ii)           This Agreement has been duly authorized, executed and delivered by Rineon and is a valid and binding obligation of Rineon enforceable in accordance with its terms;

(iii)           Upon filing of the Rineon Reincorporation Documents with the recording authorities in the British Virgin Islands, Rineon shall have been duly reincorporated and redomiciled as a British Virgin Island corporation under the name Rineon Group, Inc.

(iv)           The Rineon Principal Stockholder has approved this Agreement, the NatProv Purchase Agreement, and the transactions contemplated hereby and thereby, and, through its Board of Directors, Rineon has taken all corporate action under Nevada and British Virgin Islands law that is necessary for the performance by Rineon of its obligations under this Agreement; and

(v)           All of the shares of Rineon Common Stock owned of record and beneficially by the Rineon Principal Stockholder have been cancelled pursuant to the Stock Redemption Agreement.

(vi)           The Series A Preferred Stock to be issued pursuant to Section 1.1 hereof will be duly and validly issued, fully paid and non-assessable;

(vii)           Rineon has the corporate power to execute, deliver the Series A Preferred Stock and perform under this Agreement; and

(viii)           The capitalization of Rineon as at the Closing Date is as set forth in Section 3.3 of this Agreement.

In rendering its opinion, as to matters of the laws of the British Virgin Islands, Anslow & Jaclin LLP may rely upon the opinion of John France, Esquire or his law firm, as special British Virgin Island counsel.

           (i)           Rineon shall have paid in full the Purchase Price for the Subject Shares.

4.2           Conditions Precedent to the Obligations of Rineon.  All obligations of Rineon under this Agreement are subject to the fulfillment, prior to or at Closing, of each of the following conditions (any one of which may be waived at Closing by Rineon):

(a)           The representations and warranties by NatProv contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof shall be true in all material respects at and as of the Closing as though such representations and warranties were made at and as of such time;

(b)           NatProv shall have performed and complied with, in all material respects, with all covenants, agreements, and conditions set forth in, and shall have executed and delivered all documents required by this Agreement to be performed or complied or executed and delivered by them prior to or at the Closing;

(c)           Intigy shall have purchased from Rineon, for $36,000,000, the 36,000 shares of Series A Preferred Stock pursuant to the terms and conditions of the Intigy Purchase Agreement; and

(d)           NatProv shall have delivered to Rineon good and marketable title to the Subject Shares in accordance with the provisions of this Agreement.

SECTION 5.  COVENANTS

5.1           Corporate Examinations and Investigations.  Prior to the Closing Date, the parties acknowledge that they have been entitled, through their employees and representatives, to make such investigation of the assets, properties, business and operations, books, records and financial condition of the other as they each may reasonably require.  No investigations, by a party hereto shall, however, diminish or waive any of the representations, warranties, covenants or agreements of the party under this Agreement.

5.2           Further Assurances.  The parties shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby.  Each such party shall use its best efforts to fulfill or obtain the fulfillment of the conditions to the Closing, including, without limitation, the execution and delivery of any documents or other papers, the execution and delivery of which are necessary or appropriate to the Closing.

5.3           Confidentiality.  In the event the transactions contemplated by this Agreement are not consummated, NatProv and Rineon, agree to keep confidential any information disclosed to each other in connection therewith for a period of three (3) years from the date hereof; provided, however, such obligation shall not apply to information which:

(i)	at the time of the disclosure was public knowledge;

(ii)	is required to be disclosed publicly pursuant to any applicable federal or state securities laws;

(iii)	after the time of disclosure becomes public knowledge (except due to the action of the receiving party);

(iv)	the receiving party had within its possession at the time of disclosure; or

(v)	is ordered disclosed by a Court of proper jurisdiction.

5.4           Stock Certificates.  At the Closing, NatProv shall have delivered the certificates representing the Subject Shares Certificates duly endorsed in accordance with Section 1.2 hereof so as to make Rineon the sole owner thereof.  At such Closing, Rineon shall issue to NatProv the Purchase Price.

5.5           Expenses.   It is understood and agreed that following the execution of this Agreement, any and all expenses with respect to any filings, documentation and related matters with respect to the consummation of the transactions contemplated hereby shall be the sole responsibility of NatProv, and Rineon shall not be responsible for any such expenses or fees associated with such filings; provided, however, that Rineon shall fully cooperate and execute all required documents as indicated.

SECTION 6.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES

Notwithstanding any right of either party to investigate the affairs of the other party and its Shareholders, each party has the right to rely fully upon representations, warranties, covenants and agreements of the other party and its Shareholders contained in this Agreement or in any document delivered to one by the other or any of their representatives, in connection with the transactions contemplated by this Agreement.  All such representations, warranties, covenants and agreements shall survive the execution and delivery hereof and the closing hereunder for eighteen (18) months following the Closing.

SECTION 7. INDEMNIFICATION; DISPUTE RESOLUTION; NON-COMPETITION.

7.1           Indemnification by NatProv.

(a)           From and after the Closing, NatProv shall indemnify and hold harmless Rineon, the Rineon Principal Stockholder and their Affiliates, directors, officers and employees (collectively, the “Rineon Parties”) from and against any and all direct Damages finally awarded arising out of, resulting from or in any way related to:

(i)           a breach by NatProv of its representations and warranties contained herein, or

(ii)           the failure to perform or satisfy, when due, any of the covenants and agreements made by NatProv in this Agreement or in any other document or certificate delivered by NatProv at the Closing pursuant hereto.

(b)           Notwithstanding the foregoing, the indemnification obligations of NatProv under Section 7.1(a)(i) above shall (i) only arise if a claim for Damages shall be made in writing by Rineon to NatProv by December 31, 2009, (ii) only be applicable to Damages incurred by Rineon Parties in excess of $150,000 (the “Indemnity Floor”), and (iii) not be applicable to Damages incurred by Rineon Parties which shall be in excess of $5.0 million (the “Indemnity Cap”).  There shall be no Indemnity Cap with respect to the matters contemplated by Section 7.1(a)(ii) above, and such indemnity obligations shall survive indefinitely.  Any payment made to any of Rineon Parties pursuant to the indemnification obligations under this Section 7.1 shall constitute a reduction in value of the Share Exchange paid pursuant to this Agreement.

7.2           Indemnification by Rineon.

From and after the Closing, Rineon shall indemnify and hold harmless NatProv, the Amalphis Group and their Affiliates directors, officers and employees (collectively, the “NatProv Parties”) from and against any and all direct Damages finally awarded arising out of, resulting from or in any way related to:

(a)           a breach by Rineon of its representations and warranties contained herein, or

(b)           the failure to perform or satisfy, when due, any of the covenants and agreements made by Rineon or the Rineon Principal Stockholder in this Agreement or in any other document or certificate delivered by Rineon at the Closing pursuant hereto.

(c)           In the event that any claim for Damages shall be asserted against any of the NatProv Parties for which Rineon is liable to indemnify against pursuant to this Section 7.2, Rineon shall have the sole right to conduct, at its or their expense, the defense of any and all such claims with counsel of their choosing, and shall have the sole right to effect any financial settlement of any such claims for Damages; provided, however, that if any such settlement would result in any injunction or restrictions on the NatProv Parties, or otherwise require any of the NatProv Parties to pay any ongoing royalties or other payments to any Person, no such settlement may be effected by Rineon without the prior written consent of NatProv.

7.3           Resolution of Disputes.  Except as otherwise provided in Section 5.6 above, any dispute arising under this Agreement which cannot be resolved among the Parties shall be submitted to final and binding arbitration in accordance with the then prevailing rules and regulations of the American Arbitration Association (the “AAA”), located in New York, New York.  There shall be three arbitrators, one selected by the claimant, one selected by the respondent and the third arbitrator selected by the AAA.  The decision and award of the arbitrators shall be final and binding upon all Parties and may be enforced in any federal or state court of competent jurisdiction.   Service of process on any one or more Parties in connection with any such arbitration may be made by registered or certified mail, return receipt requested or by email or facsimile transmission.

SECTION 8.  MISCELLANEOUS

8.1           Waivers.  The waiver of a breach of this Agreement or the failure of any party hereto to exercise any right under this Agreement shall in no way constitute waiver as to future breach whether similar or dissimilar in nature or as to the exercise of any further right under this Agreement.

8.2           Amendment.  This Agreement may be amended or modified only by an instrument of equal formality signed by the parties or the duly authorized representatives of the respective parties.

8.3           Assignment.  This Agreement is not assignable except by operation of law.

8.4           Notice.  Until otherwise specified in writing, the mailing addresses and fax numbers of the parties of this Agreement shall be as follows:

To: Rineon Group, inc. (formerly, Jupiter Resources, Inc.):

Rineon Group, Inc.
408 Royal Street
Vancouver, British Columbia
Canada
Attn: Darcy George Roney, President
By fax only to:
Fax: (604) 537-9788

with a copy to (which shall not constitute notice):

Anslow & Jaclin LLP
195 Route 9 South, Suite 204
Manalapan, NY 07726
Attn: Eric M. Stein, Esq.
Fax:  (732) 577-1188
Email:  estein@anslowlaw.com

To: NatProv:

NatProv Holdings, Inc...
Harbour House, Second Floor
Waterfront Drive
P.O. Box 972
Tortola, British Virgin Islands
Attn:  John Greenwood, President

with a copy to (which shall not constitute notice):

Hodgson Russ, LLP
1540 Broadway
24th Floor
New York, NY 10036
Attn:  Stephen A. Weiss, Esq.
Fax: (212) 751-0928
Email:  sweiss@hodgsonruss.com

Any notice or statement given under this Agreement shall be deemed to have been given if sent by registered mail addressed to the other party at the address indicated above or at such other address which shall have been furnished in writing to the addressor.

8.5           Governing Law.  This Agreement shall be construed, and the legal relations between the parties determined, in accordance with the laws of the State of New York, thereby precluding any choice of law rules which may direct the application of the laws of any other jurisdiction.

8.6           Publicity.  No publicity release or announcement concerning this Agreement or the transactions contemplated hereby shall be issued by either party hereto at any time from the signing hereof without advance approval in writing of the form and substance by the other party.

8.7           Entire Agreement.  This Agreement (including the Schedules to be attached hereto) and the collateral agreements executed in connection with the consummation of the transactions contemplated herein contain the entire agreement among the parties with respect to the transactions contemplated hereby, and supersedes all prior agreements, written or oral, with respect hereof.

8.8           Headings.  The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

8.9           Severability of Provisions.  The invalidity or unenforceability of any term, phrase, clause, paragraph, restriction, covenant, agreement or provision of this Agreement shall in no way affect the validity or enforcement of any other provision or any part thereof.

8.10           Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed, shall constitute an original copy hereof, but all of which together shall consider but one and the same document.

8.11           Binding Effect.  This Agreement shall be binding upon the parties hereto and inure to the benefit of the parties, their respective heirs, administrators, executors, successors and assigns.

8.12           Press Releases.  The parties will mutually agree as to the wording and timing of any informational releases concerning this transaction prior to and through Closing.

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IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

RINEON GROUP INC. (formerly, Jupiter Resources, Inc.)
(a Nevada corporation)

By: /s/ Darcy George Roney____________
   Darcy George Roney, President

NATPROV HOLDINGS, INC.
(a BVI corporation)

By: /s/ John Greenwood________________
       John Greenwood,
       President

RINEON PRINCIPAL STOCKHOLDER:

/s/ Darcy George Roney________________
Darcy George Roney